EXHIBIT 3.1.3


                              TRAILER BRIDGE, INC.

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                            SERIES B PREFERRED STOCK

                            -------------------------

         Pursuant to Section 151(g) of the Delaware General Corporation Law

         The undersigned officer hereby certifies that:

         A. He is the duly elected and acting Chief Executive Officer of TRAILER BRIDGE, INC., a Delaware corporation (the "Corporation").

         B. As of June 26, 2002, the directors of the Corporation, duly elected and qualified (the "Board of Directors"), duly adopted resolutions in order to designate the Series B Preferred Stock of the Corporation (as set forth in the resolution below).

         C. The resolution contained herein has not been modified, altered or amended and is presently in full force and effect.

         RESOLVED, that pursuant to the authority expressly vested in the Board of Directors by Article 4 of the Certificate of Incorporation of the Corporation, the Directors hereby fix and determine the relative powers, preferences and rights, the qualifications, limitations and restrictions of the foregoing series of the preferred stock, par value $0.01 per share, of the Corporation, which shall be designated as Series B Preferred Stock. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in Section 8 hereof.

         1. Designation. Twenty thousand three hundred seventy nine (20,379) shares of preferred stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of the preferred stock designated as the Series B Preferred Stock (the "Series B Preferred Stock"). The Corporation is authorized to issue fractional shares of Series B Preferred Stock.

         2. Ranking. The Series B Preferred Stock shall rank prior to the Corporation's Series A Preferred Stock as to the payment of dividends and on a parity with the Series A Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up.

         3.     Dividends.

                (a) General. The holders of shares of Series B Preferred Stock shall be entitled to receive cash dividends, when, as, and if declared by the Board of Directors out of funds legally available for the payment of dividends, but such dividends shall not begin to accrue until April 1, 2003. Commencing on July 1, 2003 and thereafter on the first day of each subsequent calendar quarter (or, if such day is not a Business Day, the immediately following




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Business Day) (the "Dividend Payment Date"), dividends shall accrue in respect of each share of Series B Preferred Stock outstanding at an annual rate equal to 3-Month LIBOR plus three and one-half percent (3.50%) (the "Dividend Rate") applied to the Original Purchase Price. The Dividend Rate in effect on the first day of the calendar quarter shall be fixed for the entire calendar quarter. Commencing January 1, 2004, the Dividend Rate applied to the Original Purchase Price of each share of Series B Preferred Stock outstanding shall be increased on the first day of each calendar quarter by one quarter of one percent (0.25%) (e.g., on January 1, 2004 the Dividend Rate shall equal 3-Month LIBOR plus 3.75%, on April 1, 2004 the Dividend Rate shall be 3-Month LIBOR plus 4.00%, etc) However, in no event shall the Dividend Rate exceed 3-Month LIBOR plus 6.50% (the "Maximum Rate"). Such dividends are prior and in preference to any payment of dividends to holders of the Series A Preferred Stock and Common Stock and any other junior stock. Such dividends are cumulative and shall accrue on each share of Series B Preferred Stock from day to day commencing on April 1, 2003 whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid or declared and set apart for all shares of Series B Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares before any distribution shall be paid on, or declared and set apart for the Common Stock or Series B Preferred Stock or any other junior stock. All dividends declared on shares of Series B Preferred Stock and any other class of preferred stock or series thereof ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata, so that the amounts of dividends declared per share on the Series B Preferred Stock and such other preferred stock for the same dividend period, or for the dividend period of the Series B Preferred Stock ending within the dividend period of such other stock, shall, in all cases, bear to each other the same ratio that accrued dividends per share on the shares of Series B Preferred Stock and such other stock bear to each other.

                (b) Mandatory Payment of Dividends Upon Certain Arrearages. Anything herein to the contrary notwithstanding, if there shall be any arrearages in the declaration and payment of dividends on the Series B Preferred Stock as of April 1, 2004, the amount of all arrearages shall become an obligation of the Corporation ("Dividend Derived Obligation") on April 1, 2004, shall be immediately due and payable and shall bear interest at the Maximum Rate (the "Default Rate") until paid. In addition, beginning July 1, 2004, and on the first day of each calendar quarter thereafter, if the Corporation shall not declare and pay dividends on each share of Series B Preferred Stock at an annual rate equal to the Dividend Rate times the original Purchase Price, any such dividends that are not declared and paid on the applicable dividend payment date shall become Dividend Derived Obligations on such dividend payment date, shall be immediately due and payable and shall bear interest at the Default Rate until paid.

                (c) Right to Appoint Directors. If beginning January 15, 2005, dividends on the Series B Preferred Stock shall be in arrears for more than two consecutive quarters, the holders of the Series B Preferred Stock, voting as a class, shall be entitled to elect that number of directors as will constitute a majority of the Corporation's board of directors, and the number of directors shall be increased accordingly, at a special meeting of the holders of the Series B Preferred Stock, called within 30 days after the end of the most recent dividend period during which the right to elect a majority of the directors arose. The holders of the Series B Preferred Stock, voting together as a class, shall have the right to remove the directors so elected by them, with or without cause, and to fill any vacancy created by the death, resignation or removal of



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any director so elected by them. Whenever all arrearages in dividends on the
Series B Preferred Stock and all Dividend Derived Obligations, together with interest at the Default Rate, have been paid, then the right of the holders of Series B Preferred Stock to elect a majority of the directors shall cease (but subject always to the same provision for such voting right in the case of any similar future arrearages in two consecutive quarterly dividends), the terms of office of the persons elected as directors by the holders of Series B Preferred Stock shall terminate and the number of members of the board shall be reduced accordingly.

         4.     Preference on Liquidation.

                (a) Liquidation Preference for Series B Preferred Stock. In the event that the Corporation shall liquidate, dissolve or wind-up, whether voluntarily or involuntarily (a "Liquidation Event"), the holders of shares of Series B Preferred Stock shall be entitled to receive, in preference to the holders of the shares of Common Stock, the Original Purchase Price of the shares of Series B Preferred Stock, plus any accrued but unpaid dividends. If upon the occurrence of a Liquidation Event, the assets and funds to be distributed among the holders of the Series B Preferred Stock and any other shares of preferred stock of the Corporation ranking on parity with the Series B Preferred Stock as to the distribution of assets shall be insufficient to permit the payment to such holders of the full preferential amounts to which such shares are entitled, then holders of Series B Preferred Stock and the holders of such other preferred stock shall share ratably in the distribution of assets and funds of the Corporation in proportion to the preferential amount each such holder is otherwise entitled to receive.

                (b) Notice of Liquidation. Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than thirty (30) days prior to any payment date specified therein, to the holders of record of the Series B Preferred Stock at their respective addresses as shall appear on the records of the Corporation.

         5. No Voting Rights. Except as expressly set forth herein or as required by law, (i) shares of Series B Preferred Stock shall not have any voting rights, and (ii) the consent of the holders thereof shall not be required for the taking of any corporate action.

         6. No Conversion. Shares of Series B Preferred Stock shall not be convertible into any other class or series of equity securities of the Corporation.

         7.     Redemption.

                (a) Redemption Price. The Corporation, at its option, may redeem all or any shares of Series B Preferred Stock at any time and from time to time, at a redemption price per share (the "Redemption Price") consisting of the sum of (i) the Original Purchase Price, and (ii) an amount equal to accrued and unpaid dividends thereon to and including the date of redemption, provided, however, that no such redemption can be made (x) if after giving effect to the redemption the Corporation would have less than $10,000,000 in stockholders' equity, and (y) if any shares of Series B Preferred Stock are beneficially owned by Affiliates of the Corporation, the redemption of the shares so owned by Affiliates has not been approved by the



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affirmative vote of the holders of a majority of the Disinterested Shares voting in person or by proxy at a meeting of stockholders called for the purpose of voting on the redemption. For purposes of such a vote, "Disinterested Shares" means (i) shares of Common Stock and any other class of stock of the Corporation entitled to vote generally for the election of directors (ii) that are beneficially owned by any person who is not an Affiliate of any direct or indirect beneficial owner of shares of Series B Preferred Stock. An "Affiliate" means a person controlling, controlled by or under common control with the person in question, and an Affiliate of a beneficial owner of Series B Preferred Stock includes, without limitation, any director elected by the holders of the Series B Preferred Stock pursuant to Section 3(c).

                (b) Partial Redemption. If less than all the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable or by lot, as the Board of Directors may determine.

                (c) Notice. Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 60 nor more than 90 days prior to the date fixed for redemption to the holders of record of the shares of Series B Preferred Stock to be redeemed, at their respective addresses appearing on the books of the Corporation. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received. Such notice shall state: (1) the date fixed for redemption; (2) the Redemption Price; (3) if less than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; and (4) the place(s) where certificates for such shares are to be surrendered for payment of the Redemption Price. If such notice is mailed as aforesaid, and if on or before the date fixed for redemption, funds sufficient to redeem the shares called for redemption are set aside by the Corporation in trust for the account of the holders of the shares to be redeemed, notwithstanding the fact that any certificate for shares called for redemption shall not have been surrendered for cancellation, on and after the redemption date the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, dividends thereon shall cease to accrue, and all rights of the holders of such shares as shareholders of the Corporation shall cease, except the right to receive the Redemption Price, without interest, upon surrender of the certificate(s) representing such shares. Upon surrender in accordance with the aforesaid notice of the certificate(s) for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by the Corporation in such notice), the holders of record of such shares shall be entitled to receive the Redemption Price, without interest.

                (d) Limitations. Any provision of this Section 7 to the contrary notwithstanding, in the event that any quarterly dividend payable on the Series B Preferred Stock shall be in arrears and until all such dividends in arrears shall have been paid or declared and set apart for payment, the Corporation shall not redeem any shares of Series B Preferred Stock unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and shall not purchase or otherwise acquire any shares of Series B Preferred Stock except in accordance with a purchase offer made by the Corporation on the same terms to all holders of record of Series B Preferred Stock for the purchase of all outstanding shares thereof.

         8. Shares to be Retired. Any share of Series B Preferred Stock redeemed, repurchased or otherwise acquired by the Corporation shall be retired and cancelled and shall upon cancellation be restored to the status of authorized but unissued shares of preferred stock,



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subject to reissuance by the Board of Directors as shares of preferred stock of one or more other series but  not as shares of Series B Preferred Stock.

         9. Negative Covenants. The Corporation shall not, without the prior consent of the holders of a majority of the outstanding shares of Series B Preferred Stock:

                (a) amend the Corporation's Certificate of Incorporation or By-laws if such action would alter the relative powers, preferences and rights, the qualifications, limitations or restrictions of the shares of Series B Preferred Stock, or increase or decrease the total number of authorized shares of the Series B Preferred Stock in any such manner that may adversely affect the rights of the holders of the Series B Preferred Stock;

                (b) authorize, issue, or reclassify shares of any class or series of stock or securities of the Corporation having any preference or priority as to assets or any other rights or preferences in parity with, or superior to, any such preference or priority of the shares of Series B Preferred Stock;

                (c) pay or declare any dividend or redeem, repurchase or acquire any share of junior stock except from participants in any stock option plan for employees of the Corporation or any subsidiary, in payment of the exercise price or withholding tax deposits for stock options;

                (d) The Corporation shall not, by amendment of its certificate of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action enter into any agreement or instrument which would restrict or otherwise materially adversely affect the ability of the Corporation to perform its obligations under this Certificate. 10. Definitions. As used herein, the following terms shall have the respective meanings set forth below:

         "Board of Directors" shall mean the board of directors of the Corporation.

         "Business Day" shall mean any day that is not a Saturday, a Sunday or any day on which banks in the State of New York are authorized or obligated to close.

         "Common Stock" shall mean the Corporation's Common Stock, par value $0.01 per share, and shall also include any common stock of the Corporation hereafter authorized and any capital stock of the Corporation of any other class hereafter authorized which is not preferred as to dividends or assets over any other class of capital stock of the Corporation or which has ordinary voting power for the election of directors of the Corporation.

         "Corporation" shall mean Trailer Bridge, Inc., a Delaware corporation, its successors and assigns.

         "Liquidation Event" shall have the meaning set forth in Section 3(a) hereof.

         "Original Purchase Price" means one thousand dollars ($1,000) per share.



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         "Series A Preferred Stock" shall mean the Corporation's Series A
Convertible Preferred Stock, par value $0.01 per share.

         "Series B Preferred Stock" shall mean the Corporation's Series B Preferred Stock, par value $0.01 per share.

         "3-Month LIBOR" shall mean the rate for U.S. dollar deposits with a three-month maturity, as reported on Telerate page 3750 as of 11:00 a.m., London time, on the second London business day before the relevant calendar quarter begins (or if not so reported, then as determined by another recognized source or interbank quotation).

         11. Notices. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of (x) receipt of such notice,
(y) three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) or (z) the Business Day following sending such notice by overnight courier, in any case with postage or delivery charges prepaid, addressed: if to the Corporation, to: Trailer Bridge, Inc., 10405 New Berlin Road East, Jacksonville, Florida 32226, Telephone: (800) 554-1589, Facsimile:
(904) 751-7444, Attention: Chief Executive Officer, or to an agent of the Corporation designated as permitted by the Certificate of Incorporation, or, if to any holder of shares of Series B Preferred Stock, to such holder at the address of such holder of shares of Series B Preferred Stock as listed in the stock record books of the Corporation, or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

                           [Signature page to follow]



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         IN WITNESS WHEREOF, Trailer Bridge, Inc. has caused this Certificate of
Designations to be signed by its Chief Executive Officer as of the 12th day of August, 2002.

                                       TRAILER BRIDGE, INC.


                                       By:/s/ JOHN D. MCCOWN
                                          ------------------------------------
                                           John D. McCown
                                           Chief Executive Officer







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